EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-80169) of Popular, Inc. of our report dated June 17, 2005, relating to the financial statements of Banco Popular de Puerto Rico Savings and Stock Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
June 17, 2005